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                           February 2, 2021

       Timothy Young
       Chief Executive Officer
       SunHydrogen, Inc.
       10 E. Yanonali, Suite 36
       Santa Barbara, CA 93101

                                                        Re: SunHydrogen, Inc.
                                                            Form S-3
                                                            Filed January 28,
2021
                                                            File No. 333-252523

       Dear Mr. Young:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Heather
Clark at 202-551-3624 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing